Exhibit 10.2
[Bank Name and Address]

DATE:	May 18, 2009

TO:	Covanta Holding Corporation
40 Lane Road
Fairfield, New Jersey
ATTENTION:	Treasurer
TELEPHONE:	973-882-4193
FACSIMILE:	973-882-7234

FROM:	[Bank Agent], acting as Agent for [Bank Name]
TELEPHONE:	[ ]

SUBJECT:	[Form of Cash Convertible Note Hedge Transaction]
The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between [Bank Name] (“Bank”), through its agent [Bank Agent] (the “Agent”), and Covanta Holding Corporation (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Master Agreement specified below. [Barclays Bank PLC is regulated by the Financial Services Authority. Barclays Bank PLC is not a member of the Securities Investor Protection Corporation (“SIPC”).]
The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated on or about May 22, 2009 between Counterparty and Wells Fargo Bank, National Association, as trustee (the “Indenture”) relating to USD400 million aggregate principal amount of 3.25% Cash Convertible Senior Notes due 2014 (the “Cash Convertible Notes”) issued by Counterparty. In the event of any inconsistency between the Indenture and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of the execution of this Confirmation. If any relevant sections of the Indenture are changed, added, or renumbered following execution of this Confirmation, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties. The parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution (other than such changes or additions as contemplated in the immediately preceding sentence), any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.
Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.
1. This Confirmation evidences a complete and binding agreement between Bank and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to, an agreement in the form of the ISDA 1992 Master Agreement (Multicurrency — Cross Border) (the “Agreement”) as if Bank and Counterparty had executed an agreement in such form (without any Schedule except for (i) the election of US Dollars (“USD”) as the Termination Currency, (ii) the replacement of the word “third” in the last line of Section 5(a)(i) of the Agreement with the word “first”, (iii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement (except that the phrase “, or becoming capable at such time of being declared,” shall have been deleted from Section 5(a)(vi)) shall apply to Bank with a “Threshold Amount” equal to 3% of [Bank Parent Company] shareholders’ funds, and (iv) “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that indebtedness or obligations in respect of deposits received in the ordinary course of the banking business of such party shall not constitute Specified Indebtedness) on the Trade Date. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.
2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	May 18, 2009.

Option Style:	Modified American, as described below under “Procedures for Exercise”.

Option Type:	Call.

Buyer:	Counterparty.

Seller:	Bank.

Shares:	The common stock, par value USD0.10 per share, of Counterparty (Ticker symbol “CVA”).

Number of Options:	400,000; provided that if the initial purchasers named in the Purchase Agreement (as defined in Section 4(a) below) exercised the option to purchase additional Cash Convertible Notes (“Additional Cash Convertible Notes”) pursuant to Section 3 of the Purchase Agreement, the Number of Options shall be automatically increased, effective upon payment by Counterparty of the Additional Premium on the Additional Premium Payment Date, by a number of Options equal to the number of Additional Cash Convertible Notes in denominations of USD1,000 principal amount issued pursuant to such exercise, and Calculation Agent will promptly notify Counterparty of the increased Number of Options.

Option Entitlement:	As of any date, a number of Shares per Option equal to the “Conversion Rate” (as defined in the Indenture) as of such date, but without regard to any adjustments to the “Conversion Rate” pursuant to Section 10.03 or to Section 10.04(g) or (h) of the Indenture).

Strike Price:	As provided in Schedule A to this Confirmation.

Applicable Percentage:	[Barclays Bank PLC - 50%; Citibank, N.A. - 25%; JPMorgan Chase Bank, National Association - 25%].

Number of Shares:	The product of (i) the Number of Options, (ii) the Option Entitlement and (iii) the Applicable Percentage.

Premium:	As provided in Schedule A to this Confirmation; provided that if the Number of Options is increased pursuant to the proviso to the definition of “Number of Options” above, Counterparty shall pay on the Additional Premium Payment Date an additional Premium (the “Additional Premium”) equal to the product of the number of Options by which the aggregate Number of Options is so increased and USD [Barclays Bank PLC - 122.15; Citibank, N.A. - 61.075; JPMorgan Chase Bank, National Association - 61.075].

Premium Payment Date:	The closing date for the initial issuance of the Cash Convertible Notes.

Additional Premium Payment Date:	The closing date for the purchase and sale of the Additional Cash Convertible Notes.

Exchange:	The New York Stock Exchange.

Related Exchange(s):	All Exchanges.

Calculation Agent:	Bank.

Procedures for Exercise:

Exercise Dates:	Each Conversion Date.

Conversion Dates:	Each “Conversion Date” (as defined in the Indenture).

Exercisable Options:	In respect of each Conversion Date, a number of Options equal to the number of Cash Convertible Notes in denominations of USD1,000 principal amount satisfying all of the requirements for conversion on such Conversion Date in accordance with the terms of the Indenture, subject to “Notice of Exercise” below, but no greater than the Number of Options.

Expiration Date:	The earlier of (x) the last day on which any Cash Convertible Notes remain outstanding and (y) the maturity date of the Cash Convertible Notes.

Multiple Exercise:	Applicable, as provided under “Exercisable Options” above.

Automatic Exercise:	Applicable, subject to “Notice of Exercise” below.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Exercisable Options, Counterparty must notify, or cause the Trustee to notify, Bank in writing prior to 5:00 p.m., New York City time, on the day that is at least one Scheduled Trading Day prior to the first day of the applicable “Conversion Period” (as defined in the Indenture) in respect of the Cash Convertible Notes being converted on the Conversion Date relating to the relevant Exercise Date (the “Notice Deadline”) of (i) the number of Options being exercised on such Exercise Date; (ii) the Exercise Date; (iii) the scheduled commencement date of the “Conversion Period”; and (iv) the scheduled settlement date under the Indenture for the relevant Cash Convertible Notes converted on the Conversion Date corresponding to such Exercise Date; provided that, notwithstanding the foregoing, such notice (and the related automatic exercise of such Options) shall be effective if given after the relevant Notice Deadline but prior to 5:00 PM New York City time, on the fifth Scheduled Trading Day of such “Conversion Period”, in which case the Calculation Agent shall have the right to adjust the Delivery Obligation as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and reasonable expenses incurred by Bank in connection with its hedging activities (including the unwinding of any hedge position) as a result of its not having received such notice prior to the Notice Deadline; provided further that in respect of Cash Convertible Notes converted during the period beginning on, and including the 55th “Scheduled Trading Day” (as defined in the Indenture) prior to the “Maturity Date” (as defined in the Indenture) for such Cash Convertible Notes and ending on the first “Scheduled Trading Day” immediately preceding the “Maturity Date”, the Notice Deadline shall be the first “Scheduled Trading Day” immediately preceding the “Maturity Date”.

Settlement Terms:

Delivery Obligation:	In respect of an Exercise Date occurring on a Conversion Date, in lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, Bank shall pay to Counterparty on the related Settlement Date, with respect to a number of Options exercised on such Exercise Date, an amount in cash equal to the product of (i) the Applicable Percentage and (ii) the excess, if any, of (x) the aggregate “Cash Conversion Settlement Amount” (as defined in the Indenture) that Counterparty is obligated to pay to the holder(s) of the related Cash Convertible Notes converted on such Conversion Date pursuant to Section 10.02(b) of the Indenture over (y) the aggregate principal amount of such Cash Convertible Notes (such product, the “Net Cash Settlement Amount”); provided that such obligation shall be determined excluding (a) any cash that Counterparty is obligated to pay to holder(s) of the Cash Convertible Notes as a result of any adjustments to the Conversion Rate as set forth in Section 10.03 or in Section 10.04(g) or (h) of the Indenture and, (b) for the avoidance of doubt, any interest payment or distribution that Counterparty is obligated to deliver in respect of Cash Convertible Notes converted on such Conversion Date.

Notice of Delivery Obligation:	No later than the Scheduled Trading Day immediately following the last day of the “Conversion Period” (as defined in the Indenture), Counterparty shall, or shall cause Trustee to, give Bank notice of the final amount of cash comprising the Net Cash Settlement Amount; it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall neither (i) limit Counterparty’s obligations with respect to “Notice of Exercise” above nor (ii) affect Bank’s delivery obligations hereunder in any way.

Settlement Date:	In respect of an Exercise Date occurring on a Conversion Date, the settlement date for the cash to be paid in connection with the related Cash Convertible Notes under the terms of the Indenture; provided that the Settlement Date shall not be prior to the Currency Business Day immediately following the date on which Counterparty gives notice to Bank of such Settlement Date.

Settlement Currency:	USD.

Share Adjustments:

Method of Adjustment:	Notwithstanding Section 11.2 of the Equity Definitions, upon any adjustment to the “Conversion Rate” (as defined in the Indenture) and/or the nature of the Shares underlying the Cash Convertible Notes pursuant to the Indenture (other than an increase in the “Conversion Rate” pursuant to Section 10.03 or to Section 10.04(g) or (h) of the Indenture), the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement, payment or other terms of the Transaction to the same extent as the adjustment under the Indenture. Counterparty agrees that it will notify Bank upon the effectiveness of any such adjustment.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 10.05 of the Indenture.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into or exchanged for more than a single type of consideration (determined based in part upon the form of election of the holders of the Shares), Counterparty shall promptly notify the Calculation Agent in writing of the types and amounts of consideration that holders of Shares have affirmatively elected to receive upon consummation of such Merger Event; provided that in no event shall the date of such notification be later than the date on which such Merger Event is consummated.

Consequences of Merger Events:	Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Strike Price, the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement, payment or other terms of the Transaction; provided, however, that such adjustment shall be made without regard to any adjustment to the “Conversion Rate” (as defined in the Indenture) pursuant to Section 10.03 or to Section 10.04(g) or (h) of the Indenture.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii)(Y) of the Equity Definitions is hereby deleted.

Failure to Deliver:	Applicable.

Insolvency Filing:	Applicable.

Hedging Disruption:	Applicable.

Increased Cost of Hedging:	Applicable.

Hedging Party:	Bank for all applicable Additional Disruption Events.

Determining Party:	Bank for all applicable Extraordinary Events.

Acknowledgments:

Non-Reliance:	Applicable.

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.

3. Mutual Representations, Warranties and Agreements.
Each of Bank and Counterparty represents and warrants to, and agrees with, the other party that:
(a)	Commodity Exchange Act. It is an “eligible contract participant” within the meaning of Section 1a(12) of the U.S. Commodity Exchange Act, as amended (the “CEA”). The Transaction has been subject to individual negotiation by the parties. The Transaction has not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA; and

(b)	Securities Act. It is a “qualified institutional buyer” as defined in Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act.
4. Representations, Warranties and Agreements of Counterparty.
In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty further represents, warrants and agrees that:
(a)	the representations and warranties of Counterparty set forth in Section 2 of the Purchase Agreement dated as of the Trade Date between Counterparty and Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as representatives of the initial purchasers party thereto (the “Purchase Agreement”), are true and correct and are hereby deemed to be repeated to Bank as if set forth herein;

(b)	Counterparty is not as of the Trade Date, and shall not be after giving effect to the transactions contemplated hereby, “insolvent” (as such term is defined in Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”));

(c)	Counterparty shall immediately provide written notice to Bank upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default , adjustments specified under “Method of Adjustment”, a Merger Event or any other Extraordinary Event; provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Bank;

(d)	Counterparty’s investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and Counterparty is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction;

(e)	Counterparty understands, agrees and acknowledges that Bank has no obligation or intention to register the Transaction under the Securities Act, any state securities law or other applicable federal securities law;

(f)	each of Counterparty’s filings under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(g)	Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(h)	Counterparty understands, agrees and acknowledges that no obligations of Bank to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Bank or any governmental agency;

(i)	(A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Counterparty is not relying on any communication (written or oral) of Bank or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Bank or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction;

(j)	without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Bank is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 128, 133, as amended, 149 or 150, EITF Issue No. 00-19, 01-6, 03-6 or 07-5 (or any successor issue statements), under FASB’s Liabilities & Equity Project or under FASB Staff Position or any other accounting guidance;

(k)	Counterparty is not entering into the Transaction for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of the Shares (or any security convertible into or exchangeable for the Shares) in violation of the Exchange Act;

(l)	Counterparty shall deliver to Bank an opinion of counsel, dated as of the Trade Date in form and substance reasonably satisfactory to Bank, with respect to matters set forth in Section 3(a) of the Agreement, and paragraph 4(g) of this Confirmation, and a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Bank shall reasonably request; and

(m)	COUNTERPARTY UNDERSTANDS THAT THE TRANSACTION IS SUBJECT TO COMPLEX RISKS THAT MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS.
5. Other Provisions.
(a)	Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through the Agent. In addition, all notices, demands and communications of any kind relating to the Transaction between Bank and Counterparty shall be transmitted exclusively through the Agent.

(b)	Additional Termination Event. (i) If (A) an Amendment Event occurs or (B) an “Event of Default” with respect to Counterparty under the terms of the Cash Convertible Notes as set forth in Section 6.01 of the Indenture occurs and the Cash Convertible Notes are declared immediately due and payable under the terms of the Indenture, an Additional Termination Event shall occur in respect of which (I) Counterparty shall be the sole Affected Party and the Transaction shall be the sole Affected Transaction and (II) Bank shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement. Upon a written request by Counterparty following the public announcement of an event that would otherwise constitute an Amendment Event (as defined below), but prior to the occurrence of such event, Bank shall use good faith efforts to propose an adjustment to the terms of the Transaction to account for the expected economic effect on the Transaction of such event. If Counterparty accepts Bank’s proposed adjustment prior to the occurrence of such event, Bank shall so adjust the Transaction and such event shall not constitute an Amendment Event. However, (x) if Counterparty does not accept such proposed adjustment or (y) Bank determines, in its sole discretion, that no adjustment that it could make would produce a commercially reasonable result, then the occurrence of such event shall constitute an Amendment Event.

“Amendment Event” means that Counterparty amends, modifies, supplements or obtains a waiver with respect to (i) any term of the Indenture or the Cash Convertible Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Cash Convertible Notes (including changes to the conversion rate, conversion settlement dates or conversion conditions), or (ii) any term of the Indenture or the Cash Convertible Notes that would require consent of the holders of not less than 100% of the principal amount of the Cash Convertible Notes to amend, in each case without the prior written consent of Bank, such consent not to be unreasonably withheld.
(ii)	Notwithstanding anything to the contrary in this Confirmation, if any of the following events described in clauses (1) through (4) occurs, (A) Counterparty shall immediately notify Bank of such event (such notice, a “Bond Repurchase Notice”), (B) if Counterparty represents to Bank in writing in such Bond Repurchase Notice that, at the time of delivery of such notice, none of Counterparty and its affiliates is in possession of any material non-public information regarding Counterparty or the Shares, then the delivery of such notice shall constitute an Additional Termination Event in respect of which (I) Counterparty shall be the sole Affected Party and the portion of the Transaction relating to a number of Options equal to the number of Cash Convertible Notes in denominations of USD1,000 principal amount so repurchased, exchanged or repaid in connection with any of the events set forth below (the “Affected Portion”) shall be deemed the sole Affected Transaction (II) Bank shall designate an Exchange Business Day as an Early Termination Date pursuant to Section 6(b) of the Agreement (such day to occur as close as practicable, in Bank’s commercially reasonable judgment, to the settlement date of the repurchase, exchange or repayment with respect to the Affected Portion) and (III) for the avoidance of doubt, for purposes of determining any amount payable pursuant to Section 6 of the Agreement in connection with such Additional Termination Event, Bank (i) shall take into account the time value of the Transaction with respect to the maturity date of the Cash Convertible Notes, (ii) shall give effect to the use of the term “the Applicable Percentage” under the definitions of “Number of Shares” and “Delivery Obligation” above and (iii) may use a volume-weighted average price determined over a time period reasonably determined by Bank:
(1) any Cash Convertible Notes are repurchased (whether in connection with or as a result of a change of control, howsoever defined, or for any other reason) by Counterparty or any of its subsidiaries;
(2) any Cash Convertible Notes are delivered to Counterparty in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described);
(3) any principal of any of the Cash Convertible Notes is repaid prior to the final maturity date of the Cash Convertible Notes (whether following acceleration of the Cash Convertible Notes or otherwise); or
(4) any Cash Convertible Notes are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction;
provided that, in the case of each of clauses (1) through (4), conversions of the Cash Convertible Notes pursuant to the terms of the Indenture shall not be an Additional Termination Event for purposes of this clause (ii).

(iii)	Notwithstanding anything to the contrary in this Confirmation, the giving of any Notice of Exercise shall constitute an Additional Termination Event hereunder with respect to the number, if any, of Exercisable Options specified in such Notice of Exercise as corresponding to a conversion of Cash Convertible Notes in compliance with Section 10.03 of the Indenture. Upon receipt of any such notice, Bank shall designate an Exchange Business Day as an Early Termination Date (such day to occur as close as practicable, in Bank’s commercially reasonable judgment, to the settlement date of the related Cash Convertible Notes under the terms of the Indenture), with respect to the portion of the Transaction corresponding to number of such Exercisable Options so specified. In lieu of the provisions of “Delivery Obligation”, any payment and/or delivery hereunder with respect to such conversion shall be calculated pursuant to Section 6 of the Agreement; where, for the purposes of such calculation, (A) Counterparty shall be the sole Affected Party with respect to such Additional Termination Event and (B) for the avoidance of doubt, in determining the amount payable pursuant to Section 6 of the Agreement, Bank (I) shall take into account the time value of the Transaction with respect to the maturity date of the Cash Convertible Notes (II) shall give effect to the use of the term “the Applicable Percentage” under the definitions of “Number of Shares” and “Delivery Obligation” above and (III) shall not take into account any adjustments to the Option Entitlement that result from corresponding adjustments to the Conversion Rate pursuant to Section 10.03 of the Indenture; provided further that (A) in case of a partial termination, an Early Termination Date shall be designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the terminated portion and such Transaction shall be the only Terminated Transaction; and (B) the amount of cash payable in respect of such early termination by Bank to Counterparty shall not be greater than the product of (x) the Applicable Percentage and (y) the excess of (a) the total Cash Conversion Settlement Amount (calculated by giving effect to any adjustment to the “Conversion Rate” (as defined in the Indenture) in connection with the conversion of the relevant Cash Convertible Notes pursuant to Section 10.03 of the Indenture) over (b) the aggregate principal amount of such Cash Convertible Notes, as determined by the Calculation Agent in its sole reasonable discretion.
(c)	Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Bank a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the Options Equity Percentage as determined on such day is (i) equal to or greater than [Barclays Bank PLC - 7.5%; Citibank, N.A. - 4.0%; JPMorgan Chase Bank, National Association - 4.0%] or (ii) greater by 0.5% than the Options Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Options Equity Percentage as of the Trade Date). The “Options Equity Percentage” as of any day is the fraction (A) the numerator of which is the Number of Shares and (B) the denominator of which is the number of Shares outstanding on such day. Counterparty agrees to indemnify and hold harmless Bank and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Bank’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Bank with a Repurchase Notice on the day specified in this paragraph. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person in respect of the foregoing, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (c) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.
(d)	Rule 10b-18. Except as disclosed to Bank in writing prior to the Trade Date, Counterparty represents and warrants to Bank that it has not made any purchases of blocks by or for itself or any of its Affiliated Purchasers pursuant to the one block purchase per week exception in Rule 10b-18(b)(4) under the Exchange Act during each of the four calendar weeks preceding such date (“Rule 10b-18 purchase,” “blocks” and “Affiliated Purchaser” each as defined in Rule 10b-18 under the Exchange Act). Counterparty agrees and acknowledges that it shall not, and shall cause its Affiliated Purchasers not to, directly or indirectly (including by means of a derivative instrument) enter into any transaction to purchase any Shares during the period beginning on the Trade Date and ending on the day on which Bank has informed Counterparty in writing that it has completed all purchases of Shares to hedge initially its exposure to the Transaction; provided, that this Section shall not apply to the following: (A) purchases of Shares pursuant to exercises of stock options granted to former or current employees, officers, directors, or other affiliates of Counterparty, including the withholding and/or purchase of Shares from holders of such options to satisfy payment of the option exercise price and/or satisfy tax withholding requirements in connection with the exercise of such options; (B) purchases of Shares from holders of performance shares or units or restricted shares or units to satisfy tax withholding requirements in connection with vesting; (C) the conversion or exchange by holders of any convertible or exchangeable securities of the Counterparty previously issued; or (D) purchases of Shares effected by or for a plan by an agent independent of the Counterparty that satisfy the requirements of Rule 10b-18(a)(13)(ii).

(e)	Regulation M. Counterparty (A) was not on the Trade Date, has not since such date, and is not on the date hereof, engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, and (B) shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date.

(f)	Early Unwind. In the event the sale of Cash Convertible Notes is not consummated with the initial purchasers for any reason by the close of business in New York on May 22, 2009 (or such later date as agreed upon by the parties) (May 22, 2009 or such later date as agreed upon being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Bank and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that Counterparty shall pay to Bank, other than in cases involving a breach of the Purchase Agreement by the initial purchaser thereunder, an amount of cash equal to the aggregate amount of reasonable costs and expenses relating to the unwinding of Bank’s hedging activities in respect of the Transaction in a commercially reasonable manner (including market losses incurred in reselling in a commercially reasonable manner any Shares purchased by Bank or its affiliates in connection with such hedging activities, unless Counterparty agrees to purchase any such Shares at the cost at which Bank purchased such Shares) but only to the extent that such market costs and expenses exceed any realized market gains in such Shares. Bank and Counterparty represent and acknowledge to the other that, subject to the proviso included in this paragraph, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(g)	Transfer or Assignment. Neither party may transfer or assign any of its rights or obligations under the Transaction without the prior written consent of the other party, not to be unreasonably withheld; provided that any such assignment or transfer by Counterparty shall be subject to receipt by Bank of opinions and documents reasonably satisfactory to Bank and effected on terms reasonably satisfactory to Bank with respect to any tax, legal and regulatory matters relevant to the Bank; provided further that Counterparty shall not be released from its notice and indemnification obligations hereunder, and Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Bank in connection with any such transfer or assignment. Notwithstanding any provision of the Agreement to the contrary, Bank may, subject to applicable law, freely transfer and assign all of its rights and obligations under the Transaction without the consent of Counterparty to any affiliate of Bank the obligations of which are guaranteed by Bank. In addition, in order to remediate an Excess Ownership Position, as discussed below it shall use its commercially reasonable efforts to assign the Excess Ownership Position to a third party reasonably satisfactory to Counterparty with a rating (or whose guarantor has a rating) for its long term, unsecured and unsubordinated indebtedness of A- or better by Standard & Poor’s Ratings Services or its successor (“S&P”), or A3 or better by Moody’s Investors Service, Inc. or its successor (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Bank.

If at any time at which (1) the Equity Percentage exceeds 9% or (2) Bank, Bank Group (as defined below) or any person whose ownership position would be aggregated with that of Bank or Bank Group (Bank, Bank Group or any such person, a “Bank Person”) under Section 203 of the Delaware General Corporation Law (the “DGCL Takeover Statute”) or any state or federal bank holding company or banking laws, or other federal, state or local laws, regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Bank Person under Applicable Laws (including, without limitation, “interested stockholder” or “acquiring person” status under the DGCL Takeover Statute) and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”) and Bank is unable, after commercially reasonable efforts, to effect a transfer or assignment on pricing terms and within a time period reasonably acceptable to it of all or a portion of the Transaction pursuant to the preceding sentence such that an Excess Ownership Position no longer exists, Bank may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Excess Ownership Position no longer exists. In the event that Bank so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the Terminated Portion, (y) Counterparty shall be the sole Affected Party with respect to such partial termination and (z) such Transaction shall be the only Terminated Transaction. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Bank and any of its affiliates subject to aggregation with Bank, for purposes of the

“beneficial ownership” test under Section 13 of the Exchange Act, and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Bank (“Bank Group”), beneficially own (within the meaning of Section 13 of the Exchange Act) on such day plus [ ]% of the Shares outstanding on such day and (B) the denominator of which is the number of Shares outstanding on such day.

Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Bank to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Bank may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Bank’s obligations in respect of the Transaction and any such designee may assume such obligations. Bank shall be discharged of its obligations to Counterparty to the extent of any such performance.
(h)	Role of Agent. Each of Bank and Counterparty acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Bank under the Transaction pursuant to instructions from such party, (ii) the Agent is not a principal or party to the Transaction, and may transfer its rights and obligations with respect to the Transaction, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under the Transaction, (iv) Bank and the Agent have not given, and Counterparty is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Bank or the Agent, other than the representations expressly set forth in this Confirmation or the Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transaction. Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder. Counterparty acknowledges that the Agent is an affiliate of Bank. Bank will be acting for its own account in respect of this Confirmation and the Transaction contemplated hereunder.

(i)	Regulatory Provisions. The time of dealing for the Transaction will be confirmed by Bank upon written request by Counterparty. The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction.

(j)	Netting and Setoff. Obligations under the Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under the Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment; provided that both parties agree that subparagraph (ii) of Section 2(c) of the Agreement shall apply to the Transaction.

(k)	Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Bank, based on the advice of counsel, the Shares (“Hedge Shares”) acquired by Bank for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Bank without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Bank to sell the Hedge Shares in a registered offering, make available to Bank an effective registration statement under the Securities Act and (A) enter into an agreement, in form and substance satisfactory to Bank, substantially in the form of a customary underwriting agreement for a registered offering, (B) use its reasonable best efforts to provide accountant’s “comfort” letters customary in form for registered offerings of equity securities, (C) provide customary disclosure opinions of outside counsel to Counterparty reasonably acceptable to Bank, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Bank a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Bank, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Bank to sell the Hedge Shares in a private placement, enter into and comply with a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Bank (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Bank for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Bank at the closing price on such Exchange Business Days, and in the amounts, requested by Bank.

(l)	Tax Disclosure. Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

(m)	Securities Contract; Swap Agreement. The parties hereto agree and acknowledge that Bank is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” or a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” a “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Bank is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(n)	No Material Non-Public Information. Counterparty represents and warrants to Bank as of the Trade Date that it is not aware of any material non-public information concerning itself or the Shares.

(o)	Right to Extend. Bank may postpone any Exercise Date or postpone or extend any other date of valuation or delivery with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Cash Conversion Settlement Amount for such Options), if Bank determines, in its reasonable discretion, that such postponement or extension is reasonably necessary or appropriate to preserve Bank’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Bank to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Bank were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Bank.

(p)	Payments on Early Termination. The parties hereto agree that for the Transaction, for the purposes of Section 6(e) of the Agreement, Loss and Second Method will apply.

(q)	Governing Law. The law of the State of New York (without reference to choice of law doctrine). The parties hereto irrevocably submit to the non-exclusive jurisdiction of the courts of the State of New York and the United States Court for the Southern District of New York in connection with all matters relating hereto and waive any objection to the laying of venue in, and any claim of inconvenient forum with respect to, these courts.

(r)	Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.
6. Account Details:
(a)	Account for payments to Counterparty:

Wire instructions:

[ ]

ACH instructions:

[ ]

(b)	Account for payments to Bank:

[ ]
7. Offices:
The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.
The Office of Bank for the Transaction is: Inapplicable, Bank is not a Multibranch Party.
8. Notices:
For purposes of this Confirmation:
(a)	Address for notices or communications to Counterparty:

Covanta Holding Corporation 40 Lane Road Fairfield, New Jersey Attention: General Counsel Telephone No.: (+1) 973-882-4193 Facsimile No.: (+1) 973-882-7357

(b)	Address for notices or communications to Bank:

[ ]

with a copy to:

[ ]

and

[ ]
This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Bank a facsimile of the fully-executed Confirmation to Bank at [            ]. Originals shall be provided for your execution upon your request.
Very truly yours,
AGENT
acting solely as Agent for Bank in connection with the Transaction

By:
Name:
Title:
Accepted and confirmed as of the Trade Date:
COVANTA HOLDING CORPORATION

By:
Name:
Title:
[Cash Convertible Note Hedge Transaction Signature Page]

SCHEDULE A
For purposes of the Transaction, the following terms shall have the following values/meanings:

1.	Strike Price:	USD[ ].
2.	Premium:	USD[ ].